Exhibit 99.2

bluebird bio Presents New Data for LentiGlobin Gene Therapy in Transfusion Dependent β-Thalassemia at 60th Annual Meeting of the American Society of Hematology

First presentation of data from patients with a β0/β0 genotype and a pediatric patient treated with LentiGlobin in Phase 3 Northstar-3 study both have stopped chronic blood transfusions

10 of 11 patients with non-β0/β0 genotypes and more than three months follow-up have stopped chronic transfusions in Phase 3 Northstar-2 study

Indicators of poor red blood cell production appear corrected in exploratory analysis of bone marrow following treatment with LentiGlobin

CAMBRIDGE, Mass. – December 3, 2018 – bluebird bio, Inc. (Nasdaq: BLUE) announced new data from the Phase 3 Northstar-2 (HGB-207) and Northstar-3 (HGB-212) clinical studies of its investigational LentiGlobin™ gene therapy in the treatment of patients with transfusion-dependent β-thalassemia (TDT) at the 60th Annual Meeting of the American Society of Hematology (ASH).

“Our new data for LentiGlobin in transfusion-dependent β-thalassemia includes a broader population of patients with both non-β0/β0 and β0/β0 genotypes, as well as our first pediatric patients. In all of these patients we observed improved hemoglobin levels and reduced or eliminated requirements for blood transfusions following treatment with LentiGlobin,” said David Davidson, M.D., chief medical officer, bluebird bio. “As our clinical studies advance, we continue to gain insight into the therapeutic potential of LentiGlobin across the spectrum of patients affected by TDT.”

TDT is an inherited blood disorder caused by a mutation in the β-globin gene, which causes ineffective red blood cell production leading to severe anemia. People with TDT require regular transfusions to maintain hemoglobin (Hb) levels in order to survive, but chronic transfusions carry risks, including iron overload that can result in multi-organ damage and shortened life expectancy.

“In my practice, I see the serious complications of transfusion-dependent β-thalassemia and the everyday toll this disease takes on my patients and their families,” said Professor Franco Locatelli, M.D., Ph.D., Full Professor of Pediatrics at the Sapienza University in Rome, Chair of the Department of Pediatric Hematology and Oncology, IRCCS Ospedale Pediatrico Bambino Gesù, Rome, Italy and lead investigator for the Northstar-2 study. “Patients with transfusion-dependent β-thalassemia are not able to make enough hemoglobin to survive, which is why they need regular blood transfusions every two to four weeks. After treatment with LentiGlobin, patients in this Phase 3 study began to produce gene-therapy derived hemoglobin and near-normal hemoglobin levels, which in the majority of patients abrogated the need for blood transfusions.”

Northstar-2 (HGB-207) Efficacy

After treatment with LentiGlobin, patients are monitored for production of HbAT87Q, which is gene therapy derived-hemoglobin. The production of HbAT87Q increases the overall hemoglobin level in patients with the goal of reducing or eliminating the need for transfusions.

Sixteen patients with non-β0/β0 genotypes (aged 8 – 34 years); two pediatric and 14 adolescents/adults with TDT have been treated in the Phase 3 Northstar-2 study as of September 14, 2018, the data cut-off date.

Eleven of these patients had at least three months of follow-up available at the data cut-off. Ten of the 11 patients had stopped receiving transfusions and had hemoglobin levels of 11.1 – 13.3 g/dL at the time of the last study visit (3 – 18 months post-treatment). HbAT87Q levels in these 10 patients ranged from 7.7 – 10.6 g/dL and significantly contributed to total hemoglobin (67 – 92 percent).

An exploratory analysis was conducted with bone marrow from six patients with 12 months of follow-up after treatment. The samples were evaluated for cellularity and myeloid to erythroid ratio. A low myeloid to erythroid ratio is a key feature of dyserythropoesis, or abnormal bone marrow red blood cell production, characteristic of patients with TDT. In five patients, all of who had stopped chronic transfusions, an increase in the myeloid to erythroid ratio was observed, suggesting improvement in red blood cell production.

Northstar-3 (HGB-212) Efficacy

As of September 14, 2018, three patients with TDT and a β0/β0 genotype or an IVS-I-110 mutation had been treated with LentiGlobin in the Phase 3 Northstar-3 study.

All three patients, as of November 19, 2018, had total hemoglobin of greater than 10 g/dL at their last assessment, including a pediatric patient. Patient 1 had no transfusions following LentiGlobin treatment and their last assessment at month 12, Patient 2 had their last transfusion 1.9 months post-treatment and last assessment at month six, Patient 3 had their last transfusion at 1.4 months post-treatment and last assessment at month three.

Northstar-2 and Northstar-3 Safety

In the Northstar-2 and Northstar-3 studies the safety profile of LentiGlobin gene therapy remained generally consistent with myeloablative busulfan conditioning, including serious adverse events (SAEs) of vaso-occlusive liver disease. One SAE of grade 3 thrombocytopenia was reported and considered possibly related to LentiGlobin.

As of the data cut-off date, September 14, 2018, a total of 37 pediatric, adolescents and adult patients with TDT and a non-β0/β0 or β0/β0 genotype, including patients with IVS-I-110 mutations, have been treated with LentiGlobin in the Northstar, Northstar-2 and Northstar-3 studies.

For more information about the ongoing clinical studies of LentiGlobin in TDT visit www.northstarclinicalstudies.com or clinicaltrials.gov and use identifier NCT02906202 for  Northstar-2 (HGB-207) and NCT03207009 for Northstar-3 (HGB-212).

About Transfusion-Dependent β-Thalassemia

TDT is an inherited blood disorder caused by a mutation in the β-globin gene, which causes ineffective red blood cell production leading to severe anemia. Supportive care for people with TDT consists of a lifelong regimen of chronic blood transfusions to enable survival and suppress symptoms of the disease, and iron chelation therapy to manage iron overload that results from the transfusions.

Despite the availability of supportive care, many people with TDT experience serious complications and organ damage due to underlying disease and iron overload. By eliminating or reducing the need for blood transfusions, the long-term complications associated with TDT may be reduced.

Allogeneic hematopoietic stem cell transplantation (allo-HSCT) has been successfully used to treat TDT and is currently the only available option with the potential to correct the genetic deficiency in TDT. Complications of allo-HSCT include a risk of treatment-related mortality, graft failure, graft-versus-host disease (GvHD) and opportunistic infections, particularly in patients who undergo non-sibling matched allo-HSCT.

About LentiGlobin

LentiGlobin is a one-time gene therapy being studied as a potential treatment to address the underlying genetic cause of TDT, which could eliminate or reduce the need for blood transfusions.

bluebird bio’s clinical development program for LentiGlobin includes ongoing studies around the world with sites in Australia, Germany, Greece, France, Italy, Thailand, the United Kingdom and the United States. For more information visit: www.northstarclinicalstudies.com or clinicaltrials.gov using identifier NCT01745120.

In addition, bluebird is conducting a long-term safety and efficacy follow-up study (LTF-303) for people who have participated in bluebird bio-sponsored clinical studies of LentiGlobin for TDT and sickle cell disease.

In October 2018, the European Medicines Agency (EMA) accepted the company’s marketing authorization application (MAA) for LentiGlobin™ gene therapy for the treatment of adolescents and adults with TDT and a non-β0/β0 genotype.

The EMA previously granted Priority Medicines (PRIME) eligibility and Orphan Medicinal Product designation to LentiGlobin for the treatment of TDT. LentiGlobin is also part of the EMA’s Adaptive Pathways pilot program, which is part of the EMA’s effort to improve timely access for patients to new medicines.

The U.S. Food and Drug Administration (FDA) also granted LentiGlobin Orphan Drug status and Breakthrough Therapy designation for the treatment of TDT.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built a pipeline with broad potential application in severe genetic diseases and cancer.

bluebird bio's gene therapy clinical programs include investigational treatments for cerebral adrenoleukodystrophy, transfusion-dependent β-thalassemia and sickle cell disease.

bluebird bio's oncology pipeline is built upon the company's lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. The company’s lead oncology programs are anti-BCMA CAR T programs partnered with Celgene.

bluebird bio’s discovery research programs include utilizing megaTAL/homing endonuclease gene editing technologies with the potential for use across the company's pipeline.

bluebird bio has operations in Cambridge, Massachusetts; Seattle, Washington; Durham, North Carolina and Zug, Switzerland. For more information, visit bluebirdbio.com.

Follow bluebird bio on social media: @bluebirdbio, LinkedIn, Instagram, YouTube.

LentiGlobin is a trademark of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s views with respect to the potential for its LentiGlobin product candidate to treat transfusion-dependent ß-thalassemia, and the Company’s expectations regarding the review, potential regulatory approval and potential commercial launch of its LentiGlobin product candidate in the United States and Europe. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials of LentiGlobin will not continue or be repeated in our ongoing or planned clinical trials of LentiGlobin, the risks that the changes we have made in the LentiGlobin manufacturing will not result in improved patient outcomes, risks that the current or planned clinical trials of LentiGlobin will be insufficient to support future regulatory submissions or to support marketing approval in the US and EU, and the risk that any one or more of our product candidates, will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Investors & Media:
Investors:
Elizabeth Pingpank, 617-914-8736
epingpank@bluebirdbio.com
or
Media:
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